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                                  EXHIBIT 99.1


CONTACTS:   Duane Kimble                          Ken DiPaola or Joel Pomerantz
            Baldwin Piano & Organ Company         The Dilenschneider Group, Inc.
            (513) 754-4647                        (212) 922-0900


                       BALDWIN PIANO WILL CONSOLIDATE ALL
               GRAND PIANO ASSEMBLY AT ITS TRUMANN, ARKANSAS PLAN; POLYESTER FINISHING WILL REMAIN AT CONWAY FACILITY

           BALDWIN EXPECTS ANNUAL PRE-TAX SAVINGS OF NEARLY $2 MILLION

         MASON, OHIO, January 6, 1999-- Baldwin Piano & Organ Company (NASDAQ:BPAO) today announced it would stop assembling grand pianos at the company's Conway, Arkansas plant and consolidate all Baldwin piano assembly operations at its Trumann plan in northeastern Arkansas. The company expects the move to be completed by mid 1999.

         Personnel reductions and lower inventories resulting from the relocation are expected to generate annual pre-tax savings approaching $2 million. In connection with the move, the Company expects to incur one-time pre-tax expenses of approximately $1.5 million and capital expenditures of approximately $0.5 million in 1999.

         The relocation, which will reduce employment at Conway by approximately 180 jobs, is expected to add approximately 85 positions at Trumann. Workers affected by the move will be notified in coming months. Baldwin's new high-gloss polyester finishing operation in Conway, which employs about 65 workers, is not affected by this move nor are Baldwin's other piano operations in Greenwood, Mississippi and Juarez, Mexico.

         Commenting on the consolidation, Karen Hendricks, Baldwin's president, chairman and chief executive officer, said: "Synchronous manufacturing has been the cornerstone of our operations strategy. The move to our under-utilized Trumann facility marks the next stage in our two year-old effort to implement this highly effective program. To date, synchronous manufacturing has achieved dramatic reductions in both floor space and production cycle times at Trumann. It has delivered not only lower costs and improved efficiency, but also higher quality pianos. All of these factors are critical to the company's future profitability and market share growth.

         "Consistent with Baldwin's long-standing policy, we will devote substantial resources to helping displaced workers at Conway find new employment. To make the transition to alternate employment as smooth as possible, we will be preparing outplacement packages for all those affected and will provide re-employment assistance, including contacting other businesses in the Conway area."


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         Returning to the subject of product quality, Ms. Hendricks noted that
Baldwin has, in fact, been manufacturing its top-of-the-line "Artist Grand" pianos in Trumann, in parallel assembly with Conway, for over a year now. "Quality at Trumann is absolutely consistent with Conway," she said. "With all of our top engineers and technicians in Trumann, we are confident quality will improve even more in the months and years ahead."

         Baldwin Piano & Organ Company has marketed keyboard musical products for over 137 years and has been providing consumer financing for the keyboard industry for nearly a century. Baldwin, maker of America's best selling pianos, also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.


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"SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:" This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.